DEFEASANCE AGREEMENT

   DEFEASANCE AGREEMENT, dated as of March 3, 1994 (this "Agreement"), by and among California Energy Company, Inc. (the "Company") and Principal Mutual Life Insurance Company ("Principal Mutual").

   PRELIMINARY STATEMENT. The Company and Principal Mutual are parties to a Note Purchase Agreement, dated as of March 15, 1988 (the "Purchase Agreement"), pursuant to which the Company issued and sold to Principal Mutual $30,000,000 in aggregate principal amount of the Company's 12% Senior Notes with Contingent Interest due 1995 (the "Notes"). The Company proposes to enter into an Escrow Deposit Agreement (the "Escrow Agreement") in substantially the form attached hereto as Exhibit A with Bank of America National Trust and Savings Association (the "Trustee"), pursuant to which, among other things, the Company will deposit certain funds and/or securities sufficient to provide for the payment of principal and interest (excluding Contingent Interest) on the Notes on each date when any amount thereof is to become due and payable. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement.

   In consideration of the foregoing and other good and valuable consideration, the Company and Principal Mutual agree as follows:

        1. Upon the satisfaction of the conditions set forth in Paragraph 2 hereof on a date subsequent to March 15, 1994, the Company shall be released from its obligations to comply with any covenant contained in 8.3-8.15, 8.16(a), 8.17-8.19 and 8.21 (the "Defeased
Covenants") of the Purchase Agreement and the outstanding Notes shall thereafter be deemed not to be "outstanding" for the purposes of any direction, waiver, consent or declaration or action by the Noteholders (and the consequences thereof) in connection with the Defeased Covenants, but shall continue to be deemed "outstanding" for all other purposes under the Purchase Agreement (it being understood that the Notes shall not be deemed outstanding for financial accounting purposes), with the effect that the Company may omit to comply with and shall have no liability in respect of any term condition or limitation set forth in any of the Defeased Covenants, whether directly or indirectly, by reason of any reference elsewhere in the Purchase Agreement or the Notes to any such covenant and such omission to comply shall not constitute a Default or Event of Default under 10.1 of the Purchase Agreement, but, except as specified above and in the next sentence, the remainder of the Purchase Agreement and the Notes shall be unaffected thereby. In addition, upon the satisfaction of the conditions set forth in Paragraph 2 hereof, the occurrence of an event referred to in 10.1(f) or (n) shall not constitute Event of Default.

        2. The following shall be the conditions to the defeasance provided under this Agreement:

        (a) The Company shall have deposited or caused to be deposited with the Trustee pursuant to the Escrow Agreement as trust funds in trust for the purpose of making the following payments, specifically and irrevocably pledged as security for and dedicated solely to, the benefit of the Noteholders, the securities identified in Exhibit B to the Escrow Agreement.

        (b) No Default or Event of Default shall have occurred and be continuing on the date of such deposit.

        (c) The Company shall not be "insolvent" within the meaning of any applicable law on the date of such deposit.

        (d) The defeasance provided under Paragraph 1 hereof shall not constitute or result in a breach or violation, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound and the Company shall have delivered to the Trustee and to each holder of an Outstanding Note an Officer's Certificate to such effect.

        (e) The Company shall have delivered to the Trustee and to each holder of an Outstanding Note an Officer's Certificate stating that (i) the deposit made by the Company pursuant to subparagraph (a) of this Paragraph 2 was not made by the Company with the intent of preferring the Noteholders over other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company and (ii) the conditions set forth in subparagraph (c) of this Paragraph 2 have been satisfied.

        (f) The Company and the Trustee shall have executed and delivered the Escrow Agreement.

        3. If an Event of Default under any of 10.1(h) through 10.1(m) of the Purchase Agreement shall occur or if the Trustee (or any paying agent) is unable to apply any money in accordance with the Escrow Agreement, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under the Defeased Covenants shall be revived and reinstated as though no deposit had occurred pursuant to Paragraph 1 hereof, until such time as the Trustee (or paying agent) is permitted to apply all such money in accordance with Paragraph 1 hereof and the Escrow Agreement; provided, however, that (i) if the Company makes any payment of principal of or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the holders of such Notes to receive such payment from the money held by the Trustee (or paying agent) under the Escrow Agreement and (ii) no action taken by the Company in reliance upon such deposit and the inapplicability of the Defeased Covenants prior to any such revival or reinstatement shall constitute or give rise to a Default or Event of Default under the Purchase Agreement.

        4. Until the Notes shall have been paid in full, the Company agrees that it will not permit any Joint Venture to sell, transfer, lease or otherwise dispose of any of its assets other than in the ordinary course of business or in connection with any upgrade, replacement or retirement of any equipment, and further agrees that any violation of the foregoing shall constitute an Event of Default under the Purchase Agreement.

        5. This Agreement is executed pursuant to 12.4 of the Purchase Agreement and shall (unless otherwise expressly indicted herein) be construed, administered, and applied in accordance with all of the terms and provisions of the Purchase Agreement. Except as expressly released hereby, all of the representations, warranties, terms, covenants and conditions of the Purchase Agreement shall remain in effect. The defeasance set forth herein shall be limited precisely as provided for herein to the provisions expressly referred to herein and shall not be deemed to be a waiver, release, amendment or modification of any other term or provision of the Purchase Agreement or of any term or provision of any other document or of any transaction or further action on the part of the Company which would require the consent of any Noteholder under the Purchase Agreement.

        6. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same instrument.

        7. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns (including, without limitation, any holder of the Notes whether or not such holder shall have been expressly assigned any rights hereunder.

        8. This Agreement shall be governed by and construed in accordance with the law of the State of New York, including Section 5-1401 of the New York General Obligations Law, but otherwise without regard to conflict of laws principles.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto as of the day and year first above written.

CALIFORNIA ENERGY COMPANY, INC.

By: /s/ John G. Sylvia
   Name:     John G. Sylvia
   Title:    Vice President &
             Chief Financial Officer


PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

By: /s/ Dennis D. Ballard, Counsel
   Name:     Dennis D. Ballard
   Title:    Counsel


By: /s/ Clint Woods
   Name:     Clint Woods
   Title:    Counsel